JPMorgan Chase Financial Company LLC	December 2019

Pricing Supplement

Registration Statement Nos. 333-222672 and 333-222672-01

Dated December 27, 2019

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities and Currencies

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Dual Directional Trigger PLUS, or “Trigger PLUS,” will pay no interest and do not guarantee any return of your principal at maturity. The closing level of the underlying index reflects the values of its component equity securities expressed in British pound sterling. The Trigger PLUS are linked to a variation of the underlying index, which we refer to as the adjusted underlying index, that is calculated by multiplying the closing level of the underlying index by the U.S. dollar / British pound sterling exchange rate to effectively convert the underlying index from British pound sterling into U.S. dollars. Investors in the Trigger PLUS will therefore have composite economic exposure to the performance of the underlying index as well as the performance of the British pound sterling relative to the U.S. dollar, each as measured from the pricing date to the valuation date. At maturity, if the adjusted underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the adjusted underlying index. If the adjusted underlying index has depreciated in value but by no more than 35%, investors will receive at maturity the stated principal amount of the Trigger PLUS plus an unleveraged positive return equal to the absolute value of the percentage decline. However, if the adjusted underlying index has depreciated by more than 35% in value, at maturity investors will lose the benefit of the absolute return feature and will lose 1% of the stated principal amount for every 1% of decline in the value of the adjusted underlying index over the term of the Trigger PLUS. In addition, if the U.S. dollar appreciates against the British pound sterling, investors may lose a significant portion or all of their investment, even if the underlying index has increased in value. The Trigger PLUS are for investors who are willing to risk their principal and forgo current income in exchange for the leverage and absolute return features that in each case apply to a limited range of the performance of the adjusted underlying index. The Trigger PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the Trigger PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS. The investor may lose a significant portion or all of the stated principal amount of the Trigger PLUS.

FINAL TERMS

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying index:	FTSE® 100 Index
Adjusted underlying index:	The underlying index, converted into U.S. dollars
Aggregate principal amount:	$6,300,000
Payment at maturity:	If the adjusted final index value is greater than the adjusted initial index value, for each $10 stated principal amount Trigger PLUS:
$10 + leveraged upside payment
If the adjusted final index value is less than or equal to the adjusted initial index value but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 + ($10 × absolute index return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $3.50.
If the adjusted final index value is less than the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 × index performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of more than 35%, and possibly all, of your investment.
If the value of the U.S. dollar appreciates against the British pound sterling, you may lose a significant portion or all of your investment in the Trigger PLUS, even if the closing level of the underlying index has increased during the term of the Trigger PLUS.
Leveraged upside payment:	$10 × leverage factor × index percent change
Index percent change:	(adjusted final index value – adjusted initial index value) / adjusted initial index value. See “Hypothetical Examples of Index Percent Change Calculations” on page 6.
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Trigger level:	6,504.66317, which is 65% of the adjusted initial index value
Leverage factor:	160.00%
Index performance factor:	adjusted final index value / adjusted initial index value
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	December 27, 2019
Original issue date (settlement date):	January 2, 2020
Valuation date:	June 27, 2025, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying” in the accompanying product supplement
Maturity date:	July 2, 2025, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Terms continued on the following page

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.30(2)	$9.65
		$0.05(3)
Total	$6,300,000	$220,500	$6,079,500
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $0.30 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS

The estimated value of the Trigger PLUS on the pricing date was $9.473 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document for additional information.

Investing in the Trigger PLUS involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Risk Factors” beginning on page 8 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS” at the end of this document.

Product supplement no. 5-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004521/dp87525_424b2-ps5i.pdf

Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from pervious page:

Adjusted initial index value:	The adjusted closing level of the underlying index on the pricing date, which was 10,007.1741
Adjusted final index value:	The adjusted closing level of the underlying index on the valuation date
Adjusted closing level:	On any day, the closing level of the underlying index on that day multiplied by the exchange rate on that day
Exchange rate:	The “exchange rate” on any day will equal an exchange rate of U.S. dollars per one unit of the British pound sterling, as determined by the calculation agent, expressed as the amount of U.S. dollars per British pound sterling, as reported by Thompson Reuters Corporation (“Reuters”) (or any successor service) on Reuters page “WMRSPOT07” (or any substitute Reuters page) at approximately 4:00 p.m. Greenwich Mean Time.
Underlying currency:	The British pound sterling
Currency business day:	A “currency business day” is a day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in the City of New York and the principal financial center for the underlying currency (which is London, England) and (b) banking institutions in the City of New York and that principal financial center are not otherwise authorized or required by law, regulation or executive order to close.
CUSIP / ISIN:	48132J686 / US48132J6863
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
December 2019	Page 2

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Dual Directional Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the adjusted underlying index that enhances returns for any positive performance of the adjusted underlying index and provides composite exposure to movements in the level of the underlying index as well as changes in the value of the British pound sterling relative to the U.S. dollar.
▪	To potentially achieve similar levels of upside exposure to the adjusted underlying index as a direct investment, while using fewer dollars by taking advantage of the leverage factor.
▪	To provide an unleveraged positive return in the event of a decline of the adjusted underlying index but only if the adjusted final index value is greater than or equal to the trigger level.

Maturity:	5.5 years
Leverage factor:	160.00% (applicable only if the adjusted final index value is greater than the adjusted initial index value)
Trigger level:	65% of the adjusted initial index value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.

Supplemental Terms of the Trigger PLUS

For purposes of the accompanying product supplement, the underlying index is an “Index.”

December 2019	Page 3

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged upside exposure to an underlying asset and the opportunity, through the absolute return feature, to earn a positive return at maturity for a limited range of negative performance of the underlying asset. The Trigger PLUS are linked to a variation of the underlying index, which we refer to as the adjusted underlying index, that is calculated by multiplying the closing level of the underlying index by the U.S. dollar / British pound sterling exchange rate to effectively convert the underlying index from British pound sterling into U.S. dollars. Investors in the Trigger PLUS will therefore have composite economic exposure to the performance of the underlying index as well as the performance of the British pound sterling relative to the U.S. dollar, each as measured from the pricing date to the valuation date. At maturity, if the underlying asset (which reflects the performance of the underlying index, converted into U.S. dollars) has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset. At maturity, if the underlying asset has depreciated in value but by no more than 35%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline in the underlying asset, which will effectively be limited to a positive 35% return. However, at maturity, if the underlying asset has depreciated in value by more than 35%, investors will lose the benefit of the absolute return feature and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Investors may lose a significant portion or all of the stated principal amount of the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the adjusted underlying index.
Absolute Return Feature	The Trigger PLUS offer investors an opportunity to earn an unleveraged positive return if the adjusted final index value is less than or equal to the adjusted initial index value but is greater than or equal to the trigger level.
Upside Scenario if the Adjusted Underlying Index Appreciates	The adjusted final index value is greater than the adjusted initial index value and, at maturity, the Trigger PLUS pay the stated principal amount of $10 plus a return equal to 160.00% of the index percent change.
Absolute Return Scenario	The adjusted final index value is less than or equal to the adjusted initial index value but is greater than or equal to the trigger level, which is 65% of the adjusted initial index value. In this case, the Trigger PLUS pay a 1% positive return for each 1% negative return of the adjusted underlying index. For example, if the adjusted final index value is 5% less than the adjusted initial index value, the Trigger PLUS will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 35% return at maturity.
Downside Scenario	The adjusted final index value is less than the trigger level. In this case, the Trigger PLUS pay an amount that is over 35% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline in the adjusted final index value from the adjusted initial index value. (Example: if the adjusted underlying index decreases in value by 50%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 50%, or $5 per Trigger PLUS.)
December 2019	Page 4

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Dual Directional Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	160.00%
Trigger level:	65% of the adjusted initial index value

Dual Directional Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario. Under the terms of the Trigger PLUS, if the adjusted final index value is greater than the adjusted initial index value, for each $10 principal amount Trigger PLUS, investors will receive the $10 stated principal amount plus a return equal to 160.00% of the appreciation of the adjusted underlying index over the term of the Trigger PLUS.
▪	For example, if the adjusted underlying index appreciates 5%, investors will receive an 8.00% return, or $10.80 per Trigger PLUS.
▪	Absolute Return Scenario. If the adjusted final index value is less than or equal to the adjusted initial index value but is greater than or equal to the trigger level, investors will receive a 1% positive return on the Trigger PLUS for each 1% negative return of the adjusted underlying index.
▪	For example, if the adjusted underlying index depreciates 5%, investors will receive a 5% return, or $10.50 per Trigger PLUS.
▪	The maximum return you may receive in this scenario is a positive 35% return at maturity.
▪	Downside Scenario. If the adjusted final index value is less than the trigger level, investors will lose the benefit of the absolute return feature and will instead receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the adjusted final index value from the adjusted initial index value. This amount will be less than 65% of the stated principal amount per Trigger PLUS.
▪	For example, if the adjusted underlying index depreciates 50%, investors will lose 50% of their principal and receive only $5 per Trigger PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

December 2019	Page 5

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Examples of Index Percent Change Calculations

The following examples illustrate how the index percent change is calculated in different hypothetical scenarios. The examples below assume that the hypothetical closing level of the underlying index on the pricing date is 100, the hypothetical exchange rate on the pricing date is 1.30 and, therefore, the hypothetical adjusted initial index value is 130. The hypothetical index percent changes set forth below are for illustrative purposes only and may not be the actual index returns. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The closing level of the underlying index increases from 100 on the pricing date to 110 on the valuation date, and the exchange rate on the valuation date remains flat at 1.30 from the pricing date to the valuation date.

The adjusted final index value is equal to:

110 × 1.30 = 143

Because the adjusted final index value of 143 is greater than the adjusted initial index value of 130, the index percent change is positive and is equal to 10%.

Example 2: The closing level of the underlying index remains flat at 100 from the pricing date to the valuation date, and the exchange rate increases from 1.30 on the pricing date to 1.56 on the valuation date.

The adjusted final index value is equal to:

100 × 1.56 = 156

Because the adjusted final index value of 156 is greater than the adjusted initial index value of 130, the index percent change is positive and is equal to 20%.

Example 3: The closing level of the underlying index increases from 100 on the pricing date to 110 on the valuation date, and the exchange rate increases from 1.30 on the pricing date to 1.56 on the valuation date.

The adjusted final index value is equal to:

110 × 1.56 = 171.60

Because the adjusted final index value of 171.60 is greater than the adjusted initial index value of 130, the index percent change is positive and is equal to 32%.

Example 4: The closing level of the underlying index increases from 100 on the pricing date to 105 on the valuation date, but the exchange rate decreases from 1.30 on the pricing date to 0.78 on the valuation date.

The adjusted final index value is equal to:

105 × 0.78 = 81.90

Even though the closing level of the underlying index has increased by 5%, because the exchange rate has decreased by 40%, the adjusted final index value of 81.90 is less than the adjusted initial index value of 130, and the index percent change is negative and is equal to -37%.

Example 5: The closing level of the underlying index decreases from 100 on the pricing date to 90 on the valuation date, but the exchange rate increases from 1.30 on the pricing date to 1.56 on the valuation date.

The adjusted final index value is equal to:

90 × 1.56 = 140.40

Even though the closing level of the underlying index has decreased by 10%, because the exchange rate has increased by 20%, the adjusted final index value of 140.40 is greater than the adjusted initial index value of 130, and the index percent change is positive and is equal to 8%.

Example 6: The closing level of the underlying index decreases from 100 on the pricing date to 80 on the valuation date, and the exchange rate decreases from 1.30 on the pricing date to 0.91 on the valuation date.

The adjusted final index value is equal to:

80 × 0.91 = 72.80

Because the adjusted final index value of 72.80 is less than the adjusted initial index value of 130, the index percent change is negative and is equal to -44%. This example illustrates how adverse movements in the level of the underlying index and the exchange rate can lead to compounded losses.

Example 7: The closing level of the underlying index remains flat at 100 from the pricing date to the valuation date, and the exchange rate decreases from 1.30 on the pricing date to 1.04 on the valuation date.

December 2019	Page 6

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The adjusted final index value is equal to:

100 × 1.04 = 104

Because the adjusted final index value of 104 is less than the adjusted initial index value of 130, the index percent change is negative and is equal to -20%.

Example 8: The closing level of the underlying index decreases from 100 on the pricing date to 50 on the valuation date, and the exchange rate remains flat at 1.30 from the pricing Date to the valuation date.

The adjusted final index value is equal to:

50 × 1.30 = 65

Because the adjusted final index value of 65 is less than the adjusted initial index value of 130, the index percent change is negative and is equal to -50%.

December 2019	Page 7

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the adjusted final index value is less than the trigger level (which is 65% of the adjusted initial index value), you will lose the benefit of the absolute return feature and the payment at maturity will be an amount in cash that is over 35% less than the stated principal amount of each Trigger PLUS, and this decrease will be by an amount that is proportionate to the decrease in the value of the adjusted underlying index and may be zero. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.
▪	A decrease in the value of the British pound sterling relative to the U.S. dollar may adversely affect your return on the Trigger PLUS. The return on the Trigger PLUS is based on the performance of the underlying index and the exchange rate, and adverse movements in either the level of the underlying index or the exchange rate may have an adverse effect on your return. The adjusted final index value is determined based on the adjusted closing level, which is the closing level of the underlying index, converted into U.S. dollars based on the exchange rate. Accordingly, any depreciation in the value of the British pound sterling relative to the U.S. dollar (or conversely, any appreciation in the value of the U.S. dollar relative to the British pound sterling) may adversely affect your return on the Trigger PLUS. For example, if the underlying index decreases in value and the exchange rate has also decreased due to depreciation of the British pound sterling relative to the U.S. dollar, resulting in an adjusted final index value that is less than the trigger level (which is 65% of the adjusted initial index value), your loss on the Trigger PLUS will be magnified.
▪	Changes in the value of the underlying index and the exchange rate may offset each other. The Trigger PLUS are linked to the underlying index, converted into U.S. dollars. Price movements in the underlying index and movements in the exchange rate may not correlate with each other. At a time when the value of the underlying index or the exchange rate increases, the exchange rate or value of the underlying index, respectively, may decline. Therefore, in calculating the adjusted final index value, increases in the value of the underlying index or the exchange rate may be moderated, or more than offset, by declines in the exchange rate or value of the underlying index, respectively. There can be no assurance that the adjusted final index value will be higher than the adjusted initial index value. You will lose a significant portion or all of your principal amount at maturity if the adjusted final index value is less than the trigger level.
▪	Your maximum downside gain on the Trigger PLUS is limited by the trigger level. If the adjusted final index value is less than or equal to the adjusted initial index value and greater than or equal to the trigger level, you will receive at maturity $10 plus a return equal to the absolute index return, which will reflect a 1% positive return for each 1% negative return on the adjusted underlying index, subject to an effective limit of 35%. Because you will not receive a positive return if the adjusted underlying index has depreciated below the trigger level, your maximum downside payment will be $13.50 per $10.00 stated principal amount Trigger PLUS. Any further decline in the adjusted final index value will result in the loss of a significant portion of your investment rather than a gain.
▪	The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Trigger PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan
December 2019	Page 8

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Trigger PLUS. If these affiliates do not make payments to us and we fail to make payments on the Trigger PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the estimated value of the Trigger PLUS, which we refer to as the estimated value of the Trigger PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent has determined the adjusted initial index value and the trigger level, will determine the adjusted final index value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the adjusted final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	The benefit provided by the trigger level may terminate on the valuation date. If the adjusted final index value is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the adjusted underlying index.
▪	The estimated value of the Trigger PLUS is lower than the original issue price (price to public) of the Trigger PLUS. The estimated value of the Trigger PLUS is only an estimate determined by reference to several factors. The original issue price of the Trigger PLUS exceeds the estimated value of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.
▪	The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates. The estimated value of the Trigger PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the Trigger PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are greater than or less than the estimated value of the Trigger PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Trigger PLUS from you in secondary market transactions. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.
▪	The estimated value of the Trigger PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the Trigger PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing
December 2019	Page 9

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

market replacement funding rate for the Trigger PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.

▪	The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS. Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions and the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Trigger PLUS. As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.

The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors. The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the underlying index;
o	the time to maturity of the Trigger PLUS;
o	the dividend rates on the equity securities included in the underlying index;
o	the correlation or lack thereof between the underlying index and the exchange rate;
o	interest and yield rates in the market generally;
o	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the British pound sterling; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.

▪	Investing in the Trigger PLUS is not equivalent to investing in the underlying index or the British pound sterling. Investing in the Trigger PLUS is not equivalent to investing in the underlying index, its component stocks or the British pound sterling relative to the U.S. dollar. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.
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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in the underlying index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.
▪	The Trigger PLUS are subject to currency exchange risk. Foreign currency exchange rates vary over time, and may vary considerably during the term of the Trigger PLUS. The value of the British pound sterling and the U.S. dollar is at any moment a result of the supply and demand for those currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the United Kingdom and the United States and economic and political developments in other relevant countries. Of particular importance to potential currency exchange risk are:
o	existing and expected rates of inflation;
o	existing and expected interest rate levels;
o	the balance of payments in the United Kingdom and the United States and between each country and its major trading partners;
o	political, civil or military unrest in the United Kingdom and the United States; and
o	the extent of governmental surplus or deficit in the United Kingdom and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United Kingdom, the United States and those of other countries important to international trade and finance.

▪	Currency exchange risks can be expected to heighten in periods of financial turmoil. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of a crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the British pound sterling relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Trigger PLUS and your return on your investment in the Trigger PLUS at maturity.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could have affected the adjusted initial index value and the trigger level and, therefore, could potentially increase the level that the adjusted final index value must reach before you receive a payment at maturity that exceeds the issue price of the Trigger PLUS or so that you do not suffer a loss on your initial investment in the Trigger PLUS. Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the adjusted final index value and, accordingly, the payment to you at
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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.

▪	Secondary trading may be limited. The Trigger PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. JPMS may act as a market maker for the Trigger PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Trigger PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information about the Trigger PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.
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JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Adjusted Underlying Index Overview

The Trigger PLUS are linked to a variation of the underlying index, which we refer to as the adjusted underlying index, that is calculated by multiplying the closing level of the underlying index by the U.S. dollar / British pound sterling exchange rate to effectively convert the underlying index from British pound sterling into U.S. dollars.

The graph below sets forth the historical daily performance of the adjusted underlying index from January 2, 2014 through December 27, 2019, based on the daily closing level of the underlying index and the exchange rate of the underlying currency as reported by the Bloomberg Professional® service (“Bloomberg”) on the relevant dates, without independent verification. The exchange rates used in this graph were determined by reference to the rates reported by Bloomberg and may not be indicative of the underlying index performance, converted into U.S. dollars, using the exchange rates of the underlying currency at approximately 4:00 p.m., Greenwich Mean Time, that would be derived from the applicable Reuters page. The historical adjusted closing levels should not be taken as an indication of future performance, and no assurance can be given as to the adjusted closing level on the valuation date.

The adjusted closing level of the underlying index, calculated using the exchange rate reported by Reuters at 4:00 p.m., Greenwich Mean Time, on December 27, 2019 was 10,007.1741

The FTSE® 100 Index Historical Performance – Adjusted Closing Levels January 2, 2014 to December 27, 2019
*The dotted line in the graph indicates the trigger level, equal to 65% of the adjusted initial index value

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Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

FTSE® 100 Index Overview

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSE® 100 Index” in the accompanying underlying supplement.

Information as of market close on December 27, 2019:

Bloomberg Ticker Symbol:	UKX	52 Week High (on 7/29/2019):	7,686.61
Current Closing Level:	7,644.90	52 Week Low (on 12/27/2018):	6,584.68
52 Weeks Ago (on 12/27/2018):	6,584.68

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2014 through December 27, 2019. The closing level of the underlying index on December 27, 2019 was 7,644.90. The associated graph shows the closing levels of the underlying index for each day in the same period. We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

FTSE® 100 Index	High	Low	Period End
2014
First Quarter	6,865.86	6,449.27	6,598.37
Second Quarter	6,878.49	6,541.61	6,743.94
Third Quarter	6,877.97	6,567.36	6,622.72
Fourth Quarter	6,750.76	6,182.72	6,566.09
2015
First Quarter	7,037.67	6,366.51	6,773.04
Second Quarter	7,103.98	6,520.98	6,520.98
Third Quarter	6,796.45	5,898.87	6,061.61
Fourth Quarter	6,444.08	5,874.06	6,242.32
2016
First Quarter	6,203.17	5,536.97	6,174.90
Second Quarter	6,504.33	5,923.53	6,504.33
Third Quarter	6,941.19	6,463.59	6,899.33
Fourth Quarter	7,142.83	6,693.26	7,142.83
2017
First Quarter	7,429.81	7,099.15	7,322.92
Second Quarter	7,547.63	7,114.36	7,312.72
Third Quarter	7,542.73	7,215.47	7,372.76
Fourth Quarter	7,687.77	7,300.49	7,687.77
2018
First Quarter	7,778.64	6,888.69	7,056.61
Second Quarter	7,877.45	7,030.46	7,636.93
Third Quarter	7,776.65	7,273.54	7,510.20
Fourth Quarter	7,510.28	6,584.68	6,728.13
2019
First Quarter	7,355.31	6,692.66	7,279.19
Second Quarter	7,523.07	7,161.71	7,425.63
Third Quarter	7,686.61	7,067.01	7,408.21
Fourth Quarter (through December 27, 2019)	7,644.90	7,077.64	7,644.90

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JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The FTSE® 100 Index – Daily Closing Levels* January 2, 2014 to December 27, 2019

License Agreement. The use of and reference to the FTSE® 100 Index in connection with the Trigger PLUS has been consented to by FTSE Russell. All rights to the FTSE® 100 Index are owned by FTSE Russell, the publisher of the FTSE® 100 Index. JPMorgan Financial, JPMorgan Chase & Co., the agent for this offering, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE® 100 Index. In addition, FTSE Russell has no relationship to JPMorgan Financial, JPMorgan Chase & Co. or the Trigger PLUS. FTSE Russell does not sponsor, endorse, authorize, sell or promote the Trigger PLUS and does not have any obligation or liability in connection with the administration, marketing or trading of the Trigger PLUS.

Exchange Rate Overview

The “exchange rate” on any day will equal an exchange rate of U.S. dollars per one unit of the British pound sterling, as determined by the calculation agent, expressed as the amount of U.S. dollars per British pound sterling, as reported by Thompson Reuters Corporation (“Reuters”) (or any successor service) on Reuters page “WMRSPOT07” (or any substitute Reuters page) at approximately 4:00 p.m. Greenwich Mean Time.

The graph below sets forth the historical daily performance of the British pound sterling expressed in terms of the conventional market quotation (which is the amount of U.S. dollars that can be exchanged for one British pound sterling), as shown on Bloomberg, from January 2, 2014 through December 27, 2019. The exchange rate of the British pound sterling relative to the U.S. dollar, on December 27, 2019, as shown on Bloomberg, was 1.3078.

The exchange rates set forth above and displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the adjusted closing level of the underlying index. Historical exchange rates should not be taken as an indication of future exchange rates, and no assurance can be given as to the exchange rate on the pricing date or on the valuation date.

The historical exchange rates in the graph below were determined using the rates reported by Bloomberg, which is not the source of the exchange rate. The exchange rate is determined based on the applicable rate displayed of the applicable Reuters page at approximately 4:00 p.m., Greenwich Mean Time. The exchange rate of the British pound sterling relative to the U.S. dollar on December 27, 2019, was 1.309, calculated in the manner set forth under “Final Terms — Exchange Rate” on page 2 of this document.

The index percent change, assuming no change in the closing level of the underlying index, increases when the U.S. dollar depreciates in value against the British pound sterling.

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JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the U.S. Dollar Relative to the British Pound Sterling January 2, 2014 to December 27, 2019

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Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Trigger PLUS:

The estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS. The estimated value of the Trigger PLUS does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Trigger PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Trigger PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. For additional information, see “Risk Factors — The estimated value of the Trigger PLUS is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Trigger PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates” in this document.

The estimated value of the Trigger PLUS is lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the Trigger PLUS may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — The estimated value of the Trigger PLUS is lower than the original issue price (price to public) of the Trigger PLUS” in this document.

Secondary market prices of the Trigger PLUS:	For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the Trigger PLUS. The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates
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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your Trigger PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the issue price. However, the IRS or a court may not respect this treatment of the Trigger PLUS, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Trigger PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Trigger PLUS, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Trigger PLUS, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the Trigger PLUS.

Supplemental use of proceeds and hedging:

The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS. See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “Adjusted Underlying Index Overview,” “FTSE® 100 Index Overview” and “Exchange Rate Overview” in this document for a description of the market exposure provided by the Trigger PLUS.

The original issue price of the Trigger PLUS is equal to the estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Trigger PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger PLUS and JPMS and/or an affiliate may earn additional income as a result of payments

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the Trigger PLUS (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Trigger PLUS on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors

Supplemental notice to investors:	The Trigger PLUS may cause you to become subject to short position disclosure requirements if they confer a financial advantage on you in the event of a decrease in the price or value of any relevant shares under Regulation (EU) No. 236/2012 (the “Short Selling Regulation"). This will occur if the short position represented by the short exposure provided by the Trigger PLUS, when combined with other long and short positions you may hold, causes you to cross a relevant net short position disclosure threshold under the Short Selling Regulation. It is your responsibility to monitor your net short positions and to comply with the obligations applicable to you under the Short Selling Regulation. You should consult with your own legal and regulatory advisers regarding the Trigger PLUS should you have any concerns about these requirements.
Validity of the Trigger PLUS and the guarantee:	In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Trigger PLUS offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.
Where you can find more information:

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Trigger PLUS are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 5-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004521/dp87525_424b2-ps5i.pdf

• Underlying supplement no. 1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

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JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the FTSE® 100 Index, Converted into U.S. Dollars, due July 2, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

• Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

December 2019	Page 20